AMENDMENT NO. 1 TO THE

                          INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 1 (this "Amendment") is made as of November 19, 1998 and is made to the Investment Advisory Agreement (the "Advisory Agreement") dated March 5, 1997 by and between THE BJURMAN FUNDS, a Delaware business trust (the "Trust"), on behalf of Bjurman Micro-Cap Growth Fund (the "Fund"), and GEORGE D. BJURMAN AND ASSOCIATES, a California corporation (the "Adviser").

                                    RECITALS

     WHEREAS, the Trust and the Adviser desire to amend the Advisory Agreement to (i) eliminate the Adviser's ability to recoup any voluntary reduction of any portion of the compensation or reimbursement of expenses due to it pursuant to the Advisory Agreement prior to the Fund's payment of current ordinary operating expenses, and (ii) require that, in order for a waived fee or reimbursed expense to be eligible for repayment, recouped amounts must relate to one of the immediately preceding five fiscal years of the Fund and, in addition, in the sixth full fiscal year of the Fund's operations, the look-back period shall be reduced from five years to four years and in the seventh full fiscal year, and thereafter the look-back period shall be reduced to three years before seeking payment of fees and expenses for the then-current period.

     WHEREAS, the disinterested Trustees of the Trust and the full Board of Trustees have separately approved this Amendment in person at a regular quarterly meeting of the Board of Trustees on November 19, 1998.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Amendment of Section 3

     The forth full paragraph of Section 3 of the Advisory Agreement is hereby amended and replaced in its entire with the following:

     "The Fund is responsible for its own operating expenses. Any fees withheld or voluntarily reduced and any Fund expenses absorbed by the Adviser voluntarily or pursuant to an agreed upon expense cap which are the Fund's obligation are subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, in subsequent fiscal years if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on Fund expenses. The Adviser is permitted to be reimbursed only for fee reductions and expense payments made in the previous three fiscal years, except that it is permitted to look back up to five years and four years, respectively, during the initial six years and seventh year of the Fund's operations. Any such reimbursement is also contingent upon the Board of Trustees' review and approval at the time the reimbursement is made. Such reimbursement may not be paid prior to the Fund's payment of current ordinary operating expenses."

2.   No Other Modifications

     Except as set forth in this Amendment, the Advisory Agreement remains unmodified and in full force and effect.

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     IN WITNESS WHEREOF,  the parties hereto have executed this Amendment on the date first specified above.

                                             THE BJURMAN FUNDS

                                             By /s/  G. Andrew Bjurman
                                                -----------------------------
                                             Title Co-President
                                                   --------------------------
                                             By /s/ O. Thomas Barry III
                                                -----------------------------
                                             Title Co-President
                                                   --------------------------

                                             GEORGE D. BJURMAN AND ASSOCIATES

                                             By /s/ G. Andrew Bjurman
                                                -----------------------------
                                             Title President
                                                   --------------------------